Exhibit 10.37

AMENDMENT No. 1

TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 (this “Amendment”) amends, effective as of November 12, 2010, that certain Employment Agreement (the “Employment Agreement”) dated as of March 3, 2010, by and among Skype Inc., a Delaware corporation (the “Company”), and Adrian Dillon (the “Executive”).

WHEREAS, the Company and the Executive desire to enter into this Amendment to amend certain provisions of the Employment Agreement to provide additional protection in the event of an involuntary termination of employment.

NOW THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Capitalized Terms. Capitalized terms used but not defined in this Amendment have the meanings set forth in the Employment Agreement.

2. Amendment to the Employment Agreement. In accordance with the provisions of Section 7.3 of the Employment Agreement, the Employment Agreement is amended as follows:

(a) Section 4.4(vi) of the Employment Agreement is amended in its entirety to read as follows:

“(vi) with respect to any outstanding stock option held by the Executive as of the date of termination that vests based solely on the passage of time, any such stock options that would have become vested and exercisable if the Executive had continued to be employed with the Company during the 24 month period commencing on the date of termination shall vest and become exercisable”

(b) Section 4.4 of the Employment Agreement is amended by adding the following language at the end thereof:

“In addition, the right under Section 8.01 of the Amended and Restated Exempted Limited Partnership Agreement of Skype Management, L.P., dated September 22, 2010 (the “Management Partnership Agreement”), to repurchase ordinary shares subject to the time-based stock options and the performance-based stock options (but there is no right at all to repurchase the co-invest stock option or any co-invest shares except as provided in Section 8.01(a) of the Management Partnership Agreement) (the “Repurchase Right”) during the 12-month period following the date of termination will be suspended and deferred until the 12-month period commencing on the first anniversary of the date of termination so long as the Executive (x) reasonably cooperates with the Parent in facilitating the

Parent’s transition to a new chief financial officer and (y) does not engage in any conduct intended or that a reasonable person in a like position and under like circumstances could expect to cause meaningful harm to the Parent and its subsidiaries (the obligations in subsections (x) and (y) shall collectively be referred herein as the “Conditions”). In the event that the Executive materially violates the Condition in subsection (x) or violates the Condition in subsection (y), then the Repurchase Right shall be exercisable during the 12-month period following the date the Executive receives such written notice that the Executive has materially violated or violated the Conditions, as the case may be. To the extent that any material violation of the Condition in subsection (x) is reasonably curable in the good faith discretion of the Parent’s Board, the Parent’s Board shall give the Executive the opportunity to cure such material violation. Notwithstanding anything else herein, no violation of subsection (y) of the Conditions shall be deemed to have occurred with respect to any matters covered by the restrictive covenants and post-termination obligations described in Sections 5.1 through 5.6 of the Employment Agreement unless the Executive has materially violated the terms thereof during the applicable coverage period of such restrictive covenant or post-termination obligation. The Repurchase Right will remain subject to all of the terms and conditions set forth in the Management Partnership Agreement, including that it may not be exercised after an “initial public offering” or a “change of control” (each as defined in the Management Partnership Agreement).”

3. Ratification and Confirmation. Except as specifically provided herein, the Employment Agreement is hereby ratified and confirmed in all respects and shall remain in full force and effect.

4. Governing Law. This Amendment shall be construed in accordance with and governed for all purposes by the laws and public policy (other than conflict of laws principles) of the State of New York applicable to contracts executed and to be wholly performed therein.

5. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Facsimile transmission of any signed original document or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

6. Captions. Paragraph headings are for convenience only and shall not be considered a part of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have signed and delivered this Amendment effective as of the date first written above.

SKYPE INC.

By:	/S/ ANNE GILLESPIE
Name:	Anne Gillespie
Title:	Global HR Director

EXECUTIVE

By:	/S/ ADRIAN DILLON
Name:	Adrian Dillon

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